                                                                    EXHIBIT 11.1

                            SEAGATE TECHNOLOGY, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)



                                                    Three Months Ended       Six Months Ended
                                                    ------------------       ----------------
                                                    Dec. 29,    Dec. 30,    Dec. 29,    Dec. 30,
                                                      1995        1994        1995        1994
                                                      ----        ----        ----        ----
PRIMARY
Weighted average number of common
  shares outstanding during the period                73,010      72,235      72,742      72,504

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock)                             2,645       1,883       2,630       2,007
                                                   ---------   ---------   ---------   ---------
Total shares                                          75,655      74,118      75,372      74,511
                                                   ---------   ---------   ---------   ---------
                                                   ---------   ---------   ---------   ---------

Net Income:
  Amount                                           $ 127,717   $  79,269   $ 235,763   $ 101,806
  Per share                                        $    1.69   $    1.07   $    3.13   $    1.37

FULLY DILUTED
Weighted average number of common
  shares outstanding during the period                73,010      72,235      72,742      72,504

Incremental common shares attributable
  to exercise of outstanding options
  (assuming proceeds would be used to
  purchase treasury stock) and conversion
  of 6-3/4% and 5% convertible
  subordinated debentures                             19,239      18,477      19,314      18,604
                                                   ---------   ---------   ---------   ---------
Total shares                                          92,249      90,712      92,056      91,108
                                                   ---------   ---------   ---------   ---------
                                                   ---------   ---------   ---------   ---------

Net Income:
  Amount                                           $ 127,717   $  79,269   $ 235,763   $ 101,806
  Add 6-3/4% convertible subordinated
   debentures interest, net of income tax
   effect                                              2,734       2,810       5,470       5,620
  Add 5% convertible subordinated
  debentures interest, net of income
  tax effect                                           2,057       2,112       4,113       4,224
                                                   ---------   ---------   ---------   ---------
Total                                              $ 132,508   $  84,191   $ 245,346   $ 111,650
                                                   ---------   ---------   ---------   ---------
                                                   ---------   ---------   ---------   ---------
  Per share                                        $    1.44   $    0.93   $    2.67   $    1.23
                                                   ---------   ---------   ---------   ---------
                                                   ---------   ---------   ---------   ---------

                            SEAGATE TECHNOLOGY, INC.
                                INDEX TO EXHIBITS



EXHIBIT
NUMBER
_______


11.1      Computation of Net Income per Share (see page 21)

27        Financial Data Schedule


                                       22